Exhibit No. 23

CONSENT OF ERNST & YOUNG LLP, REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Reg. Nos. 333-109956 and 333-108509 and Form S-3 Reg. No. 333-118552) pertaining to the Journal Communications, Inc. 2003 Equity Incentive Plan and the Journal Communications, Inc. 2003 Employee Stock Purchase Plan of Journal Communications, Inc. of our reports dated January 28, 2005, with respect to the consolidated financial statements and schedule of Journal Communications, Inc., Journal Communications, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Journal Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 26, 2004.

Milwaukee, Wisconsin

March 7, 2005